Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No. 333-290863 on Form F-3 of our reports dated April 8, 2026, with respect to the consolidated financial statements of Inventiva S.A. and subsidiary and the effectiveness of internal control over financial reporting.

Paris La Défense, France

April 8, 2026

KPMG S.A.

/s/ Philippe Jacques Grandclerc

Partner